Exhibit 99.2
Energy Conversion Devices, Inc.
Unaudited Pro Forma Combined Financial Statements
     As announced previously, on July 21, 2009, Energy Conversion Devices, Inc. (“ECD” or the “Company”), and Solar Integrated Technologies, Inc. (“SIT”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), under which a subsidiary of ECD was to be merged with and into SIT subject to the terms and conditions set forth in the Merger Agreement. On August 19, 2009, ECD and SIT completed the Merger. As a result, SIT is now a wholly-owned subsidiary of ECD.
     In connection with the Merger, common shares of SIT were cancelled and, other than those shares owned by ECD or any wholly-owned subsidiary of ECD or by stockholders of SIT who have validly exercised their appraisal rights under Delaware law, automatically converted into a non-tradable right to receive 6.75 pence in cash (or approximately $0.11) for each share of SIT for an aggregate of $11.3 million.
     The unaudited pro forma combined financial statements show the effect of the acquisition of SIT (“Acquisition”). As SIT’s year end is December 31 and ECD’s year end is June 30, SIT’s year ended June 30, 2009 financial statements were calculated by adding subsequent interim period results to their December 31, 2008 financial statements and deducting the comparable preceding year interim period results. The pro forma adjustments related to the unaudited pro forma combined balance sheets were computed assuming the Acquisition was consummated on June 30, 2009 and the pro forma adjustments related to the unaudited pro forma combined statement of operations were computed assuming the Acquisition was consummated on July 1, 2008. The Acquisition is being accounted for herein using the purchase method of accounting. Under the purchase method of accounting, the aggregate consideration paid is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the transaction date. Any purchase price in excess of net assets acquired is recorded as goodwill. These unaudited pro forma combined financial statements have been prepared based on preliminary estimates of fair values. The actual amounts ultimately recorded may differ materially from the information presented in these unaudited pro forma combined financial statements, including, but not limited to, warranty obligations and lease receivables. The preliminary estimates of the fair values of the assets acquired and liabilities assumed reflected herein are subject to change based upon completion of the valuation of the assets acquired and liabilities assumed as of the closing date.
     No account has been taken within these unaudited pro forma combined financial statements of any future changes in accounting policies or any synergies (including cost savings), all of which may or may not occur as a result of the Acquisition. In addition, the impact of ongoing integration activities and other changes in SIT’s assets and liabilities could cause material differences in the information presented.
     These unaudited pro forma combined financial statements are not necessarily indicative of the consolidated results of operations or financial position of the combined company that would have been reported had the Acquisition been completed as of the dates presented, and are not necessarily representative of future consolidated results of operation or financial condition of the combined company.
     These unaudited pro forma combined financial statements should be read in conjunction with (1) the historical financial statements and accompanying notes of SIT and (2) the Company’s 2009 Annual Report on Form 10-K and Quarterly Reports on Forms 10-Q.

ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED BALANCE SHEET OF ECD AND SIT
AS OF JUNE 30, 2009
(in thousands)

	Historical
			Pro Forma
	ECD	SIT	Adjustments		Pro Forma
	6/30/09	6/30/09	(See Note 3)		Combined
ASSETS
Current Assets:
Cash and cash equivalents	$56,379	$8,217	$(11,269	)(a)	$53,327
Short-term investments	245,182	—	—		245,182
Accounts receivable, net	69,382	10,431	(12,686	)(b)	67,127
Inventories, net	74,266	28,019	601	(c)	102,886
Other current assets	4,897	2,458	—		7,355

Total Current Assets	450,106	49,125	(23,354)		475,877

Property, Plant and Equipment, net	605,742	1,481	385	(d)	607,608

Restricted cash	—	1,685	—		1,685
Goodwill	—	—	24,743	(e)	24,743
Intangible assets, net	—	—	2,780	(f)	2,780
Lease receivable	—	17,126	—	(g)	17,126
Other Assets	13,330	693	—		14,023

Total Assets	$1,069,178	$70,110	$4,554		$1,143,842

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$46,327	$21,837	$(14,686	)(b)	$53,478
Warranty liability	5,917	33,693	—	(h)	39,610
Salaries, wages and amounts withheld from employees	3,243	—	—		3,243
Amounts due under incentive plans	694	—	—		694
Current maturities of capital leases	1,013	—	—		1,013
Other	2,493	7,123	(677	)(i)	8,939

Total Current Liabilities	59,687	62,653	(15,363)		106,977

Long-Term Liabilities:
Convertible notes	316,250	8,000	—		324,250
Capital lease obligations	21,412	—	—		21,412
Other liabilities	9,701	15,677	1,697	(j)	27,075

Total Long-Term Liabilities	347,363	23,677	1,697		372,737

Stockholders’ Equity
Common stock	458	10	(10	)(k)	458
Additional paid-in-capital	976,575	109,721	(109,721	)(k)	976,575
Treasury stock	(700)	—	—		(700)
Accumulated deficit	(312,709)	(126,117)	128,117	(k)	(310,709)
Accumulated other comprehensive loss, net	(1,496)	166	(166	)(k)	(1,496)

Total Stockholders’ Equity	662,128	(16,220)	18,220		664,128

Total Liabilities and Stockholders’ Equity	$1,069,178	$70,110	$4,554		$1,143,842

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS OF ECD AND SIT
FOR THE YEAR ENDED JUNE 30, 2009
(in thousands)

	Historical
			Pro Forma
	ECD	SIT	Adjustments		Pro Forma
	6/30/09	6/30/09	(See Note 4)		Combined
REVENUES
Product sales	$294,992	$70,888	$(29,027	)(l)	$336,853
Royalties	6,355	—	—		6,355
Revenues from product development agreements	13,409	—	—		13,409
License and other revenues	1,537	—	—		1,537

TOTAL REVENUES	316,293	70,888	(29,027)		358,154
EXPENSES
Cost of product sales	208,285	98,731	(22,270	)(m)	284,746
Cost of revenues from product development agreements	9,507	—	—		9,507
Product development and research	8,986	—	—		8,986
Preproduction costs	5,409	—	—		5,409
Selling, general and administrative	58,902	19,198	(1,037	)(n)	77,063
Net loss on disposal of property, plant and equipment	2,287	—	—		2,287
Restructuring charges	2,231	660	—		2,891

TOTAL EXPENSES	295,607	118,589	(23,307)		390,889

OPERATING INCOME (LOSS)	20,686	(47,701)	(5,720)		(32,735)
OTHER INCOME (EXPENSE)
Interest income	5,226	—	—		5,226
Interest expense	(10,863)	(1,808)	—		(12,671)
Other nonoperating income (expense), net	(1,118)	1,324	—		206

TOTAL OTHER INCOME (EXPENSE)	(6,755)	(484)	—		(7,239)

Net Income (Loss) before Income Taxes	13,931	(48,185)	(5,720)		(39,974)
Income taxes	1,475	80	—		1,555

Net Income (Loss)	$12,456	$(48,265)	$(5,720)		$(41,529)

Earnings (Loss) Per Share	$0.29				$(0.98)

Diluted Earnings (Loss) Per Share	$0.29				$(0.98)

Basic weighted average shares outstanding	42,277				42,277
Diluted weighted average shares outstanding	42,711				42,277
The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
Note 1 — Basis of Presentation
     These unaudited pro forma combined financial statements present the pro forma financial position and results of operations of the combined company based upon historical financial information after giving effect to the Acquisition and adjustments described in these notes. These unaudited pro forma combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the Acquisition actually taken place at the dates indicated and do not purport to be indicative of the results that may be expected to occur in the future.
     The unaudited pro forma balance sheets combine the historical balance sheets of ECD and SIT each as of June 30, 2009 to reflect the Acquisition as if it had been consummated on June 30, 2009. The pro forma statement of operations combines ECD’s historical statement of operations with SIT’s unaudited historical statement of operations for the fiscal year ended June 30, 2009, as if the Acquisition had been consummated on July 1, 2008.
Note 2 — Pro Forma Transaction
     ECD acquired 100% of the outstanding common shares of SIT, a Los Angeles-based company that manufactures, designs and installs building integrated photovoltaic roofing systems for commercial rooftops. ECD paid 6.75 pence per share, or approximately $11.3 million for SIT. The acquisition is an important element of ECD’s future growth plan as it transitions from manufacturing and selling a product to a company that provides complete solar solutions project implementation and value-added services. ECD expects to enhance its downstream presence by combining its strengths as a product innovator with the proven installation expertise and global footprint of SIT. The acquisition also strengthens and diversifies ECD’s business.

Note 3 —	Pro Forma Adjustments to the Unaudited Pro Forma Combined Balance Sheet for ECD and SIT as of June 30, 2009
     The adjustments to the unaudited pro forma combined balance sheet as of June 30, 2009 to give the effect to the Acquisition as if it occurred on June 30, 2009, are as follows:
(a)	Cash purchase price for acquisition of SIT.

(b)	Adjustment eliminates intercompany accounts receivable and accounts payable amounts between ECD and SIT.

(c)	Inventory was adjusted to fair value based upon a preliminary valuation.

(d)	Property, plant and equipment were adjusted to fair value based upon a preliminary valuation.

(e)	Goodwill was recognized for the excess consideration paid over the net identifiable assets acquired and liabilities assumed.

(f)	Intangible assets for a trade name, customer contracts, proprietary processes, and order backlogs were recognized based upon a preliminary valuation.

(g)	The fair value of the lease receivable has not yet been determined as ECD is awaiting additional valuation information.

(h)	The fair value of the warranty liability has not yet been determined as ECD is awaiting additional valuation information.

(i)	Certain construction contracts were adjusted to fair value based upon a preliminary valuation.

(j)	Other long term liabilities were adjusted to recognize the estimated fair value of the structured financing obligation, certain deferred tax liabilities and to recognize the cancellation of the warrants.

(k)	Elimination of SIT’s equity balances and an adjustment to accumulated deficit was recorded to reflect the reversal of an allowance for doubtful accounts that ECD established for receivables from SIT prior to the Acquisition.

Note 4 —	Pro Forma Adjustments to the Unaudited Pro Forma Combined Statement of Operations for ECD and SIT for the year ended June 30, 2009.
     The adjustments to the unaudited pro forma combined statement of operations for the year ended June 30, 2009 to give effect to the Acquisition as if it occurred on July 1, 2008 are as follows:
(l)	Sales were adjusted to reflect the elimination of intercompany sales transactions between ECD and SIT.

(m)	Cost of product sales: Cost of product sales was adjusted to reflect the elimination of the cost of intercompany sales transactions between ECD and SIT.

Depreciation expense: Depreciation expense was adjusted to reflect the fair value adjustments and remaining useful lives of the assets and was recorded based upon a preliminary valuation of property, plant and equipment.

(n)	Amortization expense was calculated based upon a preliminary valuation of intangible assets. It is assumed that intangible assets will be amortized on a straight-line basis over periods ranging from 1.4 to 9 years. In addition, an adjustment was recorded to reflect the reversal of an allowance for doubtful accounts that ECD established for receivables from SIT prior to the Acquisition.